Exhibit 8

SUBSCRIPTION AND

SECURITIES PURCHASE AGREEMENT

dated as of

February 26, 2004

by and between

AXTIVE CORPORATION

as the Issuer,

and

The Several Purchasers Named in Schedule I

and Set Forth on the Signature Pages Hereto

INITIAL CLOSING DATE: FEBRUARY 26, 2004

SUBSCRIPTION AND

SECURITIES PURCHASE AGREEMENT

AGREEMENT, dated as of February 26, 2004, among Axtive Corporation, a Delaware corporation (the “Company”), and the several purchasers (each, individually, a “Purchaser” and, collectively, the “Purchasers”) named on Schedule I attached hereto and incorporated herein for all purposes, as such Schedule I may be amended from time to time after the Closing Date to reflect the execution of this Agreement by additional Purchasers.

R E C I T A L S:

WHEREAS, the Company wishes to issue and sell to the Purchasers, for a purchase price of $0.07687 per share, an aggregate of 39,375,641 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”); and

WHEREAS, the Purchasers, severally, wish to purchase the Securities (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Additional Closing Date” has the meaning set forth in Section 3.2.

“Affiliate” means, with respect to any Person (the “Subject Person”), (i) any other Person (a “Controlling Person”) that directly, or indirectly through one or more intermediaries, Controls the Subject Person or (ii) any other Person (other than the Subject Person or a Consolidated Subsidiary of the Subject Person) which is Controlled by or is under common Control with a Controlling Person.

“Agreement” means this Subscription and Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Balance Sheet Date” has the meaning set forth in Section 4.7.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Certificate of Designation” means the First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock of Axtive Corporation, dated May 23, 2003 and filed with the Secretary of State of the State of Delaware on May 29, 2003.

“Closing Bid Price” shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. (“Bloomberg”) on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such securities as reported in the “Pink Sheets” by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by Purchaser and the Company for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Company in good faith.

“Closing” and “Closings” has the meaning set forth in Section 3.1.

“Closing Date” means the Initial Closing Date or an Additional Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any entity succeeding to all of its material functions.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” means Axtive Corporation, a Delaware corporation, and its successors.

“Company Corporate Documents” means the articles of incorporation (as amended, supplemented or restated) and bylaws of the Company.

“Consent and Waiver” has the meaning set forth in Section 6.1(b).

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and under “common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Derivative Securities” has the meaning set forth in Section 8.2(b).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Materials into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the cleanup or other remediation thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Future Investors” has the meaning set forth in Section 8.3.

“GAAP” has the meaning set forth in Section 1.3.

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any derivative or fraction thereof), defined or regulated as such in or under any Environmental Laws.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 10.3(a).

“Initial Closing Date” has the meaning set forth in Section 3.1.

“Instruction Letter” has the meaning set forth in Section 3.3.

“Intellectual Property” has the meaning set forth in Section 4.17.

“Lien” means any lien, mechanic’s lien, materialmen’s lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by contract or under law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Majority Purchasers” means, (1) with respect to the Closing on the Initial Closing Date, the Purchasers who have agreed to purchase more than fifty percent (50%) of the Securities hereunder and (2) at any time after the Closing on the Initial Closing Date, the holders of more than fifty percent (50%) of the shares of Common Stock purchased pursuant to this Agreement and then held by all Purchasers.

“Material Adverse Effect” means any material adverse effect on the operations, results of operations, properties, assets or condition (financial or otherwise) of the Company or the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

“NASD” has the meaning set forth in Section 7.9.

“Nasdaq Stock Market” means the Nasdaq Stock Market’s National Market System.

“National Market” means the Nasdaq Stock Market, the Nasdaq Small Cap Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.

“Notes” means those certain 12% Promissory Notes issued by the Company to the Notes Purchasers pursuant to the Notes Purchase Agreement.

“Notes Purchase Agreement” means that certain Subscription and Securities Agreement dated as of December 15, 2003, among the Company and each of the several purchasers signatory thereto.

“Notes Purchasers” means the several entities signatory to the Notes Purchase Agreement who purchased and hold the Notes.

“Notes Warrants” means those certain Warrants to Purchase Common Stock issued by the Company to the Notes Purchasers pursuant to the Notes Purchase Agreement.

“Offering Materials” has the meaning set forth in Section 5.7(a).

“Officers’ Certificate” shall mean a certificate executed by the President and Chief Executive Officer and another executive officer of the Company as contemplated by Section 6.1 hereof.

“OTC Bulletin Board” means the over-the-counter bulletin board operated by the NASD.

“Permits” means all domestic and foreign licenses, franchises, grants, authorizations, permits, easements, variances, exemptions, consents, certificates, orders and approvals necessary to own, lease and operate the properties of, and to carry on the business of the Company and the Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Preferred Stock” means Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Preferred Stockholders” means the holders of the shares of Preferred Stock.

“Preferred Stock Warrants” means those certain Warrants to Purchase Common Stock issued by the Company to the Preferred Stockholders.

“Purchase Price” means, with respect to each Purchaser, the aggregate purchase price for Common Stock set forth opposite such Purchaser’s name on Schedule I.

“Purchasers” means the several entities named in the attached Schedule I, and their successors and permitted assigns.

“Registration Rights Agreement” means the agreement between the Company and each of the Purchasers, to be executed and delivered on or before the Closing Date, substantially in the form set forth in Exhibit B attached hereto.

“Reverse Stock Split” means the amendment of the Company’s Amended and Restated Certificate of Incorporation, effective on December 23, 2003, for the purpose of effecting a 1-for-10 reverse stock split of the issued and outstanding shares of Common Stock while maintaining the par value of the Common Stock at $0.01 per share.

“SEC Reports” has the meaning set forth in Section 4.2.

“Securities” means the shares of Common Stock purchased hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which (x) a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (y) the results of operations, the assets and the liabilities of which are consolidated with such Person under GAAP.

“Subsidiary Corporate Documents” means the certificates of incorporation and bylaws of each Subsidiary.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, alternative or add-on minimum, profits, gross income, gross receipts, excise, property, ad valorem, sales, use, value added, withholding, occupation, use, service, license, payroll, employment, severance, social security, Medicare, unemployment, franchise, license, stamp, environmental or windfall profit tax, premium, custom duty, transfer or recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties, addition to tax or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

“Trading Day” shall mean any Business Day in which the OTC Bulletin Board, National Market or other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four hours.

“Transaction Agreements” means this Agreement and any other agreement, instrument or document executed, or contemplated herein to be executed, in relation to the issuance of the Securities described herein.

“Transfer” means any disposition of the Securities that would constitute a sale thereof under the Securities Act or otherwise result in a violation of the Securities Act.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

(b) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(c) the terms “include,” “includes” and “including” are not limiting and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company’s independent public accountants) (“GAAP”). All references to “dollars,” “Dollars” or “$” are to United States dollars unless otherwise indicated.

2.	PURCHASE AND SALE OF SECURITIES

2.1 Purchase and Sale of Securities. Subject to the terms hereof, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, the number of shares of Common Stock, at a purchase price of $0.07687 per share, set forth opposite the name of such Purchaser under the heading “Number of Shares of Common Stock to be Purchased” on Schedule I. The dollar amount of the Purchase Price to be paid to the Company by each Purchaser is set forth opposite the name of such Purchaser under the heading “Aggregate Common Stock Purchase Price” on Schedule I.

2.2 Payment of Cash Purchase Price. Each Purchaser which is not a Notes Purchaser shall pay the Purchase Price in cash to the Company by wire transfer of immediately available funds, directed as follows:

Axtive Corporation

Bank Name: Wells Fargo Bank, NA

ABA/Bank ID: 121000248

Acct Name: Axtive Corporation Operating

Account #: 4945023349

2.3 Payment of Non-Cash Consideration. With respect to each of the Notes Purchasers, the Purchase Price shall be paid in the form of non-cash consideration through the conversion effective as of the Initial Closing Date of the Note and Notes Warrant of each such Notes Purchaser, as set forth opposite the name of any Purchaser which is a Notes Purchaser on Schedule I under the heading “Non-Cash Consideration.” Each Notes Purchaser agrees, with respect to its Note and Notes Warrant as set forth on Schedule I, that effective as of the Closing on the Initial Closing Date such Note and Notes Warrant are automatically converted into the Securities issuable to such Notes Purchaser and, that, except as provided in this Section 2.3, (i) the Company shall have no further liability or obligation with respect to such Note or Notes Warrant, and all rights of such Notes Purchaser in and to the Note and Notes Warrants shall be terminated and such Notes Purchaser shall only have the right to receive the Securities issuable to it. No later than one Business Day after the Initial Closing Date, the Company shall pay, by Company check or wire transfer of funds, to each Notes Purchaser the accrued and unpaid interest on its Note from the date of issuance to the Initial Closing Date.

3.	CLOSING; DELIVERY.

3.1 Initial Closing. Each of the closings (collectively the “Closings” and individually a “Closing”) shall be held at the offices of Gardere Wynne Sewell LLP at 1601 Elm Street, Suite 3000, Dallas, Texas 75201. The initial Closing shall take place at 9:00 a.m. on February 26, 2004 (the “Initial Closing Date”), or at such other time and place as the Company and the Purchasers who have agreed to purchase a majority of the Securities may mutually agree in writing.

3.2 Additional Closings. The Company shall hold the additional Closings on the dates and as otherwise set forth on Schedule I (each an “Additional Closing Date”), or such other time and place as the Company and the Purchasers who have agreed to purchase the Securities not purchased at the Initial Closing may mutually agree in writing.

3.3 Delivery of Securities. Subject to the terms of this Agreement, at each Closing, the Company will deliver to each Purchaser purchasing Securities at such Closing, against payment of the Purchaser Price pursuant to Section 2.2 or Section 2.3, a copy of an irrevocable instruction letter to the Company’s transfer agent, in the form attached hereto as Exhibit A, directing that certificates representing the shares of Common Stock be delivered to the Purchaser, as set forth on Schedule I (each an “Instruction Letter”). Following each Closing, the Company shall use its best efforts to cause the Company’s transfer agent promptly to deliver to the Company the certificates pursuant to the respective irrevocable instruction letter. The Company shall use its best efforts promptly to deliver the certificates to the respective Purchasers.

4.	REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to each Purchaser, as of each Closing Date, except as set forth in the Offering Materials delivered to each Purchaser on or prior to the date of execution of this Agreement, the following:

4.1 Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Except as set forth in the Offering Materials, the Company is qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no further consent or authorization of the Company, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

4.2 SEC Filings. The Company makes periodic filings with the Commission available at www.sec.gov. All such forms, reports and other documents filed by the Company, including those that may be filed between the execution of this Agreement until the Closing, but expressly excluding any filing made at any time by any Person other than the Company, are referred to herein as the “SEC Reports.” Except to the extent the SEC Reports have been modified by the non-public information delivered to the Purchasers included within the Offering Materials, all of the SEC Reports (a) were or will be filed on a timely basis (except (1) where noted in the SEC Reports, (2) the Company’s Form 10-KSB for the period ended December 31, 2002, which was not filed on a timely basis, and (3) the Company’s Forms 10-QSB for the periods ended March 31, 2003 and June 30, 2003, which were not filed on a timely basis), (b) were or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstance under which they were made, not misleading.

4.3 Capitalization. As of the date hereof, the authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Materials and except as set forth therein no other shares of capital stock of the Company will be outstanding as of the Closing Date. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the stockholders of the Company (other than those rights in favor of holders of the Company’s Preferred Stock, or described in the Offering Materials) or any liens or encumbrances imposed through the actions or failure to act of the Company. Other than as set forth in the Offering Materials, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, and (ii) except for registration rights of the existing holders of the Company’s Preferred Stock as of the date of this Agreement and the Registration Rights Agreement contemplated hereby, there are no agreements or arrangements under which the Company or any of its Subsidiaries are obligated to register the sale of any of its or their securities under the Securities Act and (iii) except for the anti-dilution rights and price adjustment provisions in favor of the existing holders of the Company’s Preferred Stock as of the date of this Agreement, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities. The Company has previously furnished to each Purchaser true and correct copies of the Company Corporate Documents, and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

4.4 Governmental Authorization. The execution and delivery by the Company of this Agreement does not and will not, the issuance and sale by the Company of the Securities does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Closing Date, (b) the filing of a “Form D” in connection with the issuance of the Securities, and (c) such actions or filings that, if not obtained, would not result in a Material Adverse Effect.

4.5 Issuance of Common Stock. Upon issuance in accordance with the terms and conditions of this Agreement, the Securities shall be duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other stockholders of the Company. Assuming the representations and warranties of the Purchasers contained herein are true and correct in all material respects, each of the Securities will have been issued in material compliance with all applicable United States federal and state securities laws.

4.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement contemplated hereby, the issuance and sale by the Company of the Securities, and the consummation of the transactions contemplated hereby, does not and will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company Corporate Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Subsidiary or any of their respective assets, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties, except where such failure would not have a Material Adverse Effect.

4.7 Financial Information. Except as disclosed in the Offering Materials, since September 30, 2003 (the “Balance Sheet Date”), there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries except in the ordinary course of business; and no fact or condition exists or is contemplated or threatened which might cause such a change in the future. The audited and unaudited consolidated balance sheets of the Company and its Subsidiaries as set forth in the SEC Reports, and the related consolidated statements of income, changes in stockholders’ equity and changes in cash flows as set forth in the SEC Reports for the respective periods referenced therein, including the footnotes thereto, except as indicated therein, (x) complied in all material respects with applicable accounting requirements and (y) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except that the unaudited financial statements do not contain notes and may be subject to normal audit adjustments and normal annual adjustments. Such financial statements fairly present the financial condition of the Company and its Subsidiaries at the dates indicated and the consolidated results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against and all indebtedness and liabilities of the Company and its Subsidiaries, fixed or contingent.

4.8 Litigation. Except as set forth in the Offering Materials, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or which challenges the validity of this Agreement.

4.9 Environmental Matters. The costs and liabilities associated with Environmental Laws (including the cost of compliance therewith) are unlikely to have a Material Adverse Effect. Each of the Company and the Subsidiaries conducts its businesses in compliance in all material respects with all applicable Environmental Laws.

4.10 Taxes. Except as set forth in the Offering Materials, all United States federal, state, county, municipality, local or foreign income tax returns and all other material tax returns (including foreign tax returns) which are required to be filed by or on behalf of the Company and each Subsidiary have been filed and all material Taxes due pursuant to such returns or pursuant to any assessment received by the Company and each Subsidiary have been paid except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of Taxes and other governmental charges have been established in accordance with GAAP.

4.11 Not an Investment Company. Neither the Company nor any Subsidiary is an “Investment Company” within the meaning of Investment Company Act of 1940, as amended.

4.12 Full Disclosure. Any information furnished by the Company or any Subsidiary to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

The financial information furnished by the Company or any Subsidiary to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby fairly present the financial condition of the Company and its Subsidiaries; provided, however, that the pro forma financial information provided by the Company to the Purchasers has not been prepared in conformity with GAAP. Each of the Purchasers has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the deviations from GAAP contained within the pro forma financial information presented by the Company to the Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby, and the information provided by the Company and its authorized representatives in response to such questions (whether verbally or in written materials) has not contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make such information not misleading.

For the purposes of the representations and warranties contained in this Section 4.12, the parties acknowledge and agree that the Offering Materials and any other information provided by the Company or any Subsidiary to any Purchaser relating to this Agreement and the transactions contemplated hereby shall be deemed, with respect to any information or portion of information contained therein that subsequently is revised, amended, supplemented or otherwise modified, to reflect (i) the latest such revised, amended, supplemented or modified information or portion of information that has been provided by the Company or any Subsidiary to the Purchasers and (ii) any such information that is included in any SEC Report subsequently filed by the Company.

4.13 No Solicitation; Integration with Other Offerings. Except as set forth in the Offering Materials, no form of general solicitation or general advertising was used by the Company or, to the best of its actual knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Securities. Except as set forth in the Offering Materials and except pursuant to the Notes Purchase Agreement, neither the Company, nor, to its knowledge, any Person acting on behalf of the Company, has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or, within the six months prior to the date hereof, any other similar security of the Company except as contemplated by this Agreement, and the Company represents that neither itself nor any Person authorized to act on its behalf (except that the Company makes no representation as to any Purchaser, any recipient of capital stock and/or securities convertible into or exchangeable for capital stock of the Company, or any of their respective Affiliates) will sell or offer for sale any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to cause the issuance or sale of any of the Securities to be in violation of any of the provisions of Section 5 of the Securities Act.

4.14 Permits. (a) Each of the Company and its Subsidiaries has all material Permits; (b) all such Permits are in full force and effect, and each of the Company and its Subsidiaries has fulfilled and performed all material obligations with respect to such Permits; (c) no event has occurred which allows, or after notice of lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of the holder of any such Permit; and (d) the Company has no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such Permit.

4.15 Absence of Any Undisclosed Liabilities or Capital Calls. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than (i) those liabilities provided for in the Offering Materials, (ii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities and obligations contemplated hereby, and (iv) other undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

4.16 Proprietary Information of Third Parties. Except as set forth in the Offering Materials, to the best of the Company’s knowledge, no Person has claimed or has reason to claim that any employee of the Company or any Subsidiary has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such Person, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such Person or (c) interfered or may be interfering in the employment relationship between such Person and any of its present or former employees. No Person has requested information from the Company which suggests that such a claim might be contemplated. To the best of the Company’s knowledge, no employee of the Company or any Subsidiary has employed or proposes to employ any trade secret or any information of documentation proprietary to any former employer, and to the best of the Company’s knowledge, no employee of the Company or any Subsidiary has violated any confidential relationship which such Person may have had with any Person, in connection with the development or sale of any service or proposed service of the Company or any Subsidiary, and the Company or any Subsidiary has no reason to believe there will be any such employment or violation. To the best of the Company’s knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company or any Subsidiary as officer, employee or agent by any officer, director or key employee of the Company or any Subsidiary, or the conduct or proposed conduct of the business of the Company or any Subsidiary, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Person is obligated.

4.17 Intellectual Property Rights. Each of the Company and its Subsidiaries owns, or is licensed under, and has the rights to use, all patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes, service marks, service mark applications, trade secrets, and customer lists (collectively, “Intellectual Property”) used in, necessary for or proposed to be used in the conduct of its business; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto. To the best of the Company’s knowledge, there is no valid basis for any such claim and the use of such Intellectual Property by the Company and its Subsidiaries will not infringe upon the rights of any Person.

4.18 Insurance. Except as set forth in the Offering Materials, the Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in at least such amounts and against such risks such that any uninsured loss would not have a Material Adverse Effect, and all insurance coverages of the Company and its Subsidiaries are in full force and effect.

4.19 Title to Properties. The Company and its Subsidiaries have good and marketable title to all their respective properties reflected in the Offering Materials, free and clear of all Liens, other than as disclosed in the Offering Materials.

4.20 Internal Accounting Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of the Company’s Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.21 Foreign Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary has made any payments of funds of the Company or Subsidiary, or received or retained any funds, in each case in violation of any law, rule or regulation.

4.22 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally but not jointly, represents and warrants to the Company, on the date hereof and as of each Closing Date at which such Purchaser is purchasing Securities hereunder, the following:

5.1 Securities for Account of Purchaser. The Securities are being acquired for the respective accounts of the Purchasers (or if any Purchaser is a trust or other entity, solely for the beneficiaries thereof) for investment purposes only, and are not being purchased with a view to or for the resale, distribution or fractionalization thereof, and no Purchaser has any contract, undertaking, agreement or arrangement with, and has no present plan to enter into any contract, undertaking, agreement or arrangement with any Person to sell, Transfer or pledge the Securities or any portion thereof.

5.2 Securities Not Registered Under Securities Laws. Each Purchaser has been informed and understands that: THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES OR OTHER REGULATORY AUTHORITY, NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF SUCH SECURITIES OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURES RELATED THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE; AND THE SECURITIES HAVE NOT BEEN, AND PURCHASERS IN SUCH SECURITIES HAVE NO RIGHT, OTHER THAN AS PROVIDED FOR IN THE REGISTRATION RIGHTS AGREEMENT DELIVERED IN CONNECTION WITH THE ISSUANCE OF THE SECURITIES, TO REQUIRE THAT THEY BE, REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND SUCH SECURITIES ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS AVAILABLE UNDER SUCH LAWS.

5.3 Limitation on Transferability of Securities. Each Purchaser has been informed and understands and agrees that:

(a) THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTIONS THEREFROM. A LEGEND RESTRICTING THE TRANSFER OF SUCH SECURITIES SHALL BE PLACED ON THE CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK.

(b) Each Purchaser must bear the economic risk of its or his investment in the Securities for an indefinite period of time, because the Securities have not been registered under the Securities Act, or the securities laws of any state and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available. Each Purchaser further understands that only the Company can take action to register the Securities.

(c) No offer, sale, Transfer or other disposition of the Securities may be made unless such Securities have theretofore been effectively registered under the Securities Act and applicable state securities laws, or the Company has received the written opinion of counsel satisfactory to the Company that the transaction will not violate or require registration under such laws and obtains warranties similar to those set forth herein from the proposed transferee.

(d) Each Purchaser shall pay all expenses and costs, if any, incurred by the Company for legal or accounting services in connection with reviewing any proposed sale or other Transfer of the Securities by such Purchaser and issuing opinions in connection therewith.

(e) In the event of any sale or other Transfer of any Securities, the selling Purchaser shall be required and it shall be the sole responsibility of such Purchaser to comply with the restrictions of the transferability of such Securities imposed under applicable federal and state securities laws and regulations.

5.4 Status of Purchaser. Each Purchaser is (and each Purchaser shall check the applicable blank adjacent to its signature hereto) either:

(a) a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

(b) a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

(c) a director or executive officer of the Company; or

(d) a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

(e) a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

(f) otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

5.5 Financial Ability of Purchaser. Each Purchaser (a) has the financial ability to bear the economic risk of his, her or its investment in the Securities (including the possible loss of the entire amount thereof), (b) has adequate means for providing for his, her or its current and future needs and personal contingencies notwithstanding (i) such Purchaser’s investment in the Securities, (ii) the unavailability of any tax, financial or other benefits from such Purchaser’s investment in or ownership of the Securities, or (iii) the complete loss of such Purchaser’s entire investment in the Securities, and (c) has no need for liquidity with respect to his, her or its investment in the Securities.

5.6 Purchaser Sophistication. Each Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and has obtained sufficient information from the Company to enable him, her or it to evaluate the risks of an investment in the Securities.

5.7 Receipt of Other Information. Each Purchaser acknowledges and agrees that he, she or it:

(a) has been furnished with copies of certain non-public information of the Company under a written confidentiality agreement, as described on Schedule II attached hereto and incorporated herein for all purposes (together with the SEC Reports available to the Purchasers via the world-wide web, the “Offering Materials”), has carefully read the Offering Materials and has evaluated and understands the risks of an investment in the Securities, and, except as indicated in Sections 5.7(c) and 5.7(d), has relied solely upon the information contained in the Offering Materials;

(b) is aware that the Company did not timely file either (i) its Form 10-KSB for the period ended December 31, 2002, or (ii) its Forms 10-QSB for the periods ended March 31, 2003 or June 30, 2003;

(c) has been provided an opportunity to obtain any additional information concerning the Offering, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense; and

(d) has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the terms and conditions of the Offering and other matters pertaining to an investment in the Securities and, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense, to obtain such additional information as such Purchaser considers necessary to verify the accuracy of the information contained in the Offering Materials or that which was otherwise provided in order for him or her to evaluate the merits or risks of an investment in the Securities, and has not been furnished any other offering literature or prospectus except as mentioned herein or in the Offering Materials.

5.8 Suitability of Investment. Each Purchaser has determined that the Securities are a suitable investment for him, her or it and that, at this time, he, she or it is able to bear a complete loss of his, her or its investment in the Securities.

5.9 Independent Investment Decision. In making a decision to invest in the Securities, each Purchaser has relied solely upon independent investigations made by him, her or it and is not relying on the Company or its authorized representatives or any references in the Offering Materials to any legal opinion with respect to tax or other economic considerations involved in an investment in the Securities.

5.10 Authority. The execution, delivery, and performance of this Agreement have been duly authorized by each Purchaser. The execution and delivery of this Agreement and the purchase of the Securities do not conflict with or breach any provision of the organizational documents of any Purchaser or any law, ruling, regulation, statute or agreement to which it is subject.

5.11 No Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement as a result of arrangements entered into by any Purchaser.

5.12 Reliance on Representations and Warranties. It is understood and agreed that Company has relied and will rely upon the representations and warranties of the Purchasers contained in this Agreement for purposes of determining whether each Purchaser meets the Purchaser suitability standards imposed under state and federal securities laws and regulations in order to enable the Company to decide whether the offer and sale of the Securities may be made without registration under applicable federal and state securities laws and regulations in reliance upon exemptions provided thereunder.

6.	CONDITIONS PRECEDENT TO PURCHASE OF SECURITIES

6.1 Conditions Precedent to Purchasers’ Obligations to Purchase. The obligation of each Purchaser hereunder to purchase the Securities is subject to the satisfaction of each of the following conditions (or the waiver thereof in writing by the Majority Purchasers):

(a) The lack of any disruption in the market for the Company’s Common Stock (including, but not limited to, a material decrease in the trading price or trading volume of the Company’s Common Stock) or the U.S. stock markets as a whole;

(b) On or before the Initial Closing Date, the holders of not less than 75% of the issued and outstanding shares of Preferred Stock shall have executed that certain Resolutions by the Written Consent of the Preferred Stockholders of Axtive Corporation and Waiver in the form set forth in Exhibit C attached hereto (the “Consent and Waiver”), which provides for, among other things, (i) the automatic conversion, effective upon the Closing, of the Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Designation and (ii) the waiver and termination by each of the signatories thereto, effective as of the Closing, of any and all rights in and to the Preferred Stock Warrants held thereby;

(c) On or before the Initial Closing Date, each of the holders of the issued and outstanding shares of Preferred Stock shall have tendered to the Company, in connection with the conversion of the Preferred Stock into shares of Common Stock effective upon the Closing, its original certificate or certificates evidencing the shares of Preferred Stock it holds;

(d) On or before the Initial Closing Date, each holder of Preferred Stock Warrants which is not a signatory to the Consent and Waiver shall have executed a separate waiver document, in form and substance reasonably satisfactory to the Purchasers, waiving and terminating, effective as of the Closing, any and all rights in and to such Preferred Stock Warrants held thereby;

(e) On or before the Initial Closing Date, each of the holders of the Preferred Stock Warrants shall have tendered to the Company, in connection with the waiver and termination thereof effective as of the Closing, its original Preferred Stock Warrants;

(f) The Company shall have duly executed this Agreement and delivered a counterpart thereof to each Purchaser;

(g) The Company shall have delivered to each Purchaser a counterpart of a duly executed Registration Rights Agreement;

(h) For each Closing, the Company shall have executed and delivered an Instruction Letter to its transfer agent with respect to the Securities purchased upon such Closing.

(i) The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing. Each Purchaser shall have received a counterpart Officers’ Certificate executed by appropriate officers of the Company, dated as of the date delivered, to the foregoing effect, and further certifying (i) the incumbency of each officer of the Company executing such certificate, this Agreement and any other document contemplated hereunder, (ii) the correctness and completeness of the attached copies of the resolution(s) of the Company’s Board of Directors authorizing the transactions contemplated herein, and (iii) the enforceability of this Agreement against the Company, upon the Company’s execution and delivery hereof, in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

(j) The Company shall have received all governmental, Board of Directors, stockholders and third party consents and approvals necessary or desirable in connection with the issuance and sale of the Securities and the consummation of the transactions contemplated by this Agreement;

(k) The Company Corporate Documents and the Subsidiary Corporate Documents, if any, shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of each Purchaser; and

(l) The Purchasers shall have received all other resolutions, certificates, instruments, agreements or other documents required by this Agreement to be delivered by the Company at or prior to the Closing.

6.2 Conditions to the Company’s Obligations. The obligations of the Company to issue and sell the Securities to the Purchasers pursuant to this Agreement are subject to the satisfaction of each of the following conditions (or the waiver thereof in writing by the Company):

(a) The representations and warranties of each Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and each Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing;

(b) The issue and sale of the Securities by the Company shall not be prohibited by any applicable law, court order or governmental regulation;

(c) The receipt by the Company of the cash Purchase Price

(d) In connection with the conversion of the Notes and Notes Warrants pursuant to Section 2.3, each of the Notes Purchasers shall have tendered to the Company its original Note and Notes Warrant; and

(e) The receipt by the Company of duly executed counterparts of this Agreement and the Registration Rights Agreement contemplated hereby.

7.	AFFIRMATIVE COVENANTS

Unless such obligation is waived by the Majority Purchasers, the Company hereby agrees that, from and after the date hereof:

7.1 Information. The Company will make available to each Purchaser:

(a) promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and (ii) all SEC Reports (provided that notice of the filing of the SEC Reports and the availability thereof at www.sec.gov shall be deemed to constitute compliance with this requirement);

(b) promptly upon the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and any other document generally distributed to stockholders; and

(c) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company or any Subsidiary is a party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought.

7.2 Payment of Obligations. The parties to this Agreement acknowledge and agree that the Company has certain other unpaid obligations incurred prior to March 1, 2001 in connection with the

Company’s former golf video operations, which obligations have been accrued in the Company’s financial statements. The Company believes that the claims underlying these obligations are dormant and not likely to be pursued against the Company, does not intend to pay such obligations, and intends to contest such obligations if they are pursued against the Company. Subject to the foregoing provisions of this Section 7.2, and except as set forth in the Offering Materials with respect to the current status of certain obligations, the Company will, and will cause each Subsidiary to, pay and discharge, at or before maturity, all their respective material obligations, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

7.3 Maintenance of Property; Insurance. The Company will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. In addition, the Company and each Subsidiary will maintain insurance in at least such amounts and against such risks as it has insured against as of the Closing Date.

7.4 Maintenance of Existence. The Company will, and will cause each Subsidiary to, continue to engage in business of the same general type as now conducted by the Company and such Subsidiaries, and will preserve, renew and keep in full force and effect its respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

7.5 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply, in all material respects, with all United States federal, state, municipal, local or foreign applicable laws, ordinances, rules, regulations, municipal by-laws, codes and requirements of governmental authorities except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

7.6 Inspection of Property, Books and Records. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and will permit, during normal business hours, a representative of each Purchaser or an affiliate thereof, as representatives of Purchaser, to visit and inspect any of their respective properties, upon reasonable prior notice, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants (and by this provision the Company authorizes its independent public accountants to disclose and discuss with each Purchaser the affairs, finances and accounts of the Company and its Subsidiaries in the presence of a representative of the Company; provided, however, that such discussions will not result in any unreasonable expense to the Company, without Company consent), all at such reasonable times as any Purchaser shall arrange with the Company in advance.

7.7 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

7.8 Compliance with Terms and Conditions of Material Contracts. The Company will, and will cause each Subsidiary to, comply, in all respects, with all terms and conditions of all material contracts to which it is subject.

7.9 Reserved Shares and Listings. The Company will use its best lawful efforts to maintain the listing and trading of its Common Stock on a National Market or the OTC Bulletin Board. To the extent applicable, the Company will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the “NASD”) and such exchanges, as applicable. The Company shall promptly provide to each Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on any National Market or the OTC Bulletin Board.

7.10 Maintenance of Reporting Status; Supplemental Information. So long as any of the Securities are outstanding, the Company shall use its best lawful efforts to timely file all reports required to be filed with the Commission pursuant to the Exchange Act. The Company shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would permit such termination. If at anytime the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of the holders from time to time of Securities, and prospective purchasers of Securities, information satisfying the information requirements of Rule 144 under the Securities Act.

7.11 Form D; Blue Sky Laws. The Company agrees to file a “Form D” with respect to the Securities as required under Regulation D of the Securities Act and to provide a copy thereof to the applicable Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to Purchasers at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchasers on or prior to the Closing Date.

8.	NEGATIVE COVENANTS

Without the prior written consent of the holders of the Majority Purchasers, the Company agrees that after the date hereof and for the benefit of each Purchaser:

8.1 Transactions with Affiliates. The Company and each Subsidiary will not enter into any material transactions with any Affiliate, except where such transaction is on terms which are, to the Company or such Subsidiary, no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company upon negotiation at arm’s length, as determined in good faith by the Board of Directors of the Company.

8.2 Prohibition on Floating Conversion Rate Equity Offerings; Restricted Securities.

(a) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities (as defined below) outstanding as of the Closing Date, the Company agrees that it will not issue any of its equity securities (or securities convertible into or exchangeable or exercisable for equity securities (the “Derivative Securities”)) for which the conversion price at the time of conversion is based on a floating rate (such as a percentage of the Company’s Closing Bid Price over a Trading Day average calculated from time to time).

(b) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities outstanding as of the Closing Date, for a period of 180 days after the Closing Date, the Company agrees it will not issue any of its equity securities (or Derivative Securities), unless such securities are “restricted securities.” As used herein, “restricted securities” shall mean securities that may not be sold publicly or otherwise Transferred (except in a private transaction) prior to 12 months following the date of issuance of such securities.

(c) The restrictions contained in this Section 8.2 shall not apply to the issuance by the Company of (or the agreement to issue) Common Stock or Derivative Securities in connection with (i) the acquisition (including by merger) of a business or of assets contemplated or otherwise permitted under this Agreement, or (ii) stock option or other compensatory plans (it being expressly understood that nothing contained herein shall restrict the Company from filing with the Commission one or more registration statements on Form S-8 with respect to the shares of Common Stock issuable pursuant to the Company’s 2002 Stock Incentive Plan and issuing registered securities thereafter upon the exercise of vested awards under the 2002 Stock Incentive Plan).

8.3 Limitation on Stock Repurchases. The Company shall not redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, except that the Company may redeem, repurchase or otherwise acquire any shares of capital stock of the Company from (i) any terminated employee or consultant of the Company or (ii) any future investors acquiring Derivative Securities (“Future Investors”) which have redemption rights (provided, if any such rights are so granted to such Future Investors, then each Purchaser shall automatically, and without further action, be deemed to have been granted identical redemption rights as the Future Investors, on a pari passu basis, with respect to such the shares of Common Stock purchased hereunder).

9.	OTHER AGREEMENTS

9.1 Registration Rights. The Securities shall have the registration rights set forth in the Registration Rights Agreement, attached as Exhibit B hereto.

9.2 Use of Proceeds. The Company shall use the proceeds received from the issuance of the Securities for working capital and other general corporate purposes as determined in the discretion of the Board of Directors of the Company, including, without limitation, transaction costs and expenses, accounts payable of the Company, and future potential acquisitions and related transactions.

10.	MISCELLANEOUS

10.1 Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section 10.1.

10.2 No Waivers; Amendments.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Unless specifically noted to the contrary, any provision of this Agreement may be amended, supplemented or waived after the Closing if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Majority Purchasers.

10.3 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser, its respective Affiliates, and each Person, if any, who controls such Purchaser, or any of its respective Affiliates, and the respective partners, agents, employees, officers and directors of such Purchaser, their Affiliates and any such Controlling Person (each an “Indemnified Party”) and collectively, the “Indemnified Parties”), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto, provided that the Company shall not be obligated to advance such costs to any Indemnified Party unless it has received from such Indemnified Party an undertaking to repay to the Company the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder with respect to such costs) which may be incurred by such Indemnified Party in connection with any administrative or judicial proceeding brought or threatened that relates to or arises out of, or is in connection with a breach of any of the Company’s representations and warranties or covenants contained herein; provided that the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party’s negligence, willful misconduct or bad faith.

(b) If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Company under this Agreement, such Indemnified Party shall promptly notify the Company in writing and the Company, at its option, may, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligations the Company may have to such Indemnified Party under this Agreement or otherwise unless the Company is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Company has failed to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the applicable Purchaser(s). The Company shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld) and the Company agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Company. In addition, the Company will not, without the prior written consent of the applicable Purchaser(s), settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the applicable Purchaser(s) and the other Indemnified Parties, satisfactory in form and substance to the applicable Purchaser(s), from all liability arising out of such action, claim, suit or proceeding.

(c) The indemnification, contribution and expense reimbursement obligations set forth in this Section 10.3 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise; (ii) shall survive the Closing Date for a period of four years, and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any other Indemnified Party.

(d) Each Purchaser acknowledges such Purchaser’s understanding of the representations, warranties and covenants set forth herein and that the Company relied upon such representations, covenants and warranties and each Purchaser agrees to indemnify, defend and save harmless the Company, its directors, officers, agents and employees, and each of them, from and against any and all loss, liability, claim, damage and expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever), arising out of or based upon any false representation or warranty or breach or failure by such Purchaser to comply with any covenant or agreement made by such Purchaser herein or in any other document furnished by such Purchaser to any of the foregoing in connection with such Purchaser’s investment in the Securities.

10.4 Expenses. The parties hereto shall each bear their own legal, financial and other expenses incurred in relation to the execution of this Agreement and the related transactions thereto.

10.5 Successors and Assigns. This Agreement shall be binding upon the Company and each Purchaser and its respective successors and assigns upon execution hereof by the Company and each such Purchaser. Neither the Company nor any Purchaser may transfer or assign this Agreement or any right, title or interest in, to or under this Agreement without the prior written consent of the other applicable party, and any attempted assignment without such consent shall be void and without further force or effect.

10.6 Governing Law. This Agreement shall be governed by and controlled in accordance with the laws substantive of the State of Texas without regard to conflict of law provisions.

10.7 Entire Agreement. This Agreement, the Exhibits or Schedules hereto, which includes, but is not limited to the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Schedules to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

10.8 Survival; Severability. All representations, warranties, covenants, acknowledgments and agreements contained herein shall survive (a) changes in the transactions, documents and instruments described in the Offering Materials, (b) the acceptance of this Agreement and the Closings and the delivery of the Securities, and (c) with respect to any Purchaser, the death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Purchaser. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

10.9 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.10 Confidentiality. Each Purchaser acknowledges that certain of the information provided to such Purchaser is confidential and non-public and agrees that all such information shall be kept in confidence by such Purchaser and neither used by such Purchaser to such Purchaser’s personal benefit (other than in connection with this Agreement) nor disclosed to any Person not a party to this Agreement for any reason; provided, that this obligation shall not apply to any such information which (i) is or becomes part of the public knowledge or literature and readily accessible (except as a result of violation of any confidentiality agreements); or (ii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements including, but not limited to, any Agreement they may have with the Company).

10.11 Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Purchasers is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the shares of Common Stock or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Purchasers.

10.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

AXTIVE CORPORATION

By:	/s/ GRAHAM C. BEACHUM II

Name:	Graham C. Beachum II
Title:	President and Chief Executive Officer

Address:

5001 LBJ Freeway, Suite 275

Dallas, Texas 75244

Attention: Graham C. Beachum II

Tel.: (972) 560-6328

Fax: (972) 560-6383

Company Signature Page

PURCHASERS:

[Purchaser Signature Pages Follow]

Purchaser Signature Pages

B/K VENTURE CAPITAL, LLP,

a Texas limited liability partnership

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☒ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☐ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

Address:

8080 N. Central Expressway, Suite 1580

Dallas, Texas 75206-1881

Fax: 214-891-7080

Tel.: 214-891-8122

[SEAL]

B/K VENTURE CAPITAL, LLP, a Texas limited liability partnership

By:	B/K Funds GP, LLC, a Delaware limited liability company

	By:	/s/ RON BENEKE

	Name:	Ron Beneke
	Title:	CEO

Purchaser Signature Pages

SANDERA PARTNERS, L.P.,

a Texas limited partnership

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

Address:

1601 Elm Street, Suite 4000

Dallas, Texas 75201

Fax: 214-720-1612

Tel.: 214-720-1600

SANDERA PARTNERS, L.P.

By:	Sandera Capital Management, L.P., its sole general partner

	By:	Sandera Capital, L.L.C., its sole general partner

		By:	/s/ J. KEITH BENEDICT

		Name:	J. Keith Benedict
		Title:	Vice President

Purchaser Signature Pages

AGINCOURT, L.P.,

Texas limited partnership

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☒ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☐ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

Address:

8080 N. Central Expressway, Suite 1580

Dallas, Texas 75206-1881

Fax: 214-891-7080

Tel.: 214-891-8122

[SEAL]

AGINCOURT, L.P.
By:	Beneke Companies, Inc.

By:	/s/ RON BENEKE

Name:	Ron Beneke
Title:	CEO

Purchaser Signature Pages

/s/ G. C. BEACHUM III

G. C. Beachum III

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☐ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☒ a director or executive officer of the Company.

Address:

8409 Pickwick Lane

Dallas, Texas 75225

Fax: 214-722-0194

Tel.: 214-219-3525

Purchaser Signature Pages

/s/ W. ROBERT DYER, JR.

W. Robert Dyer, Jr.

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☒ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year.

Address:

4209 Lakeside Drive

Dallas, Texas 75219-2301

Fax: 214-999-3574

Tel.: 214-999-4574

Purchaser Signature Pages

/s/ JACK E. BROWN

Jack E. Brown

OR

Paul L. Morris	and	Gary D. Douglas

as agents and attorney in fact for Jack E. Brown

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☒ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year.

Address:

300 N. Marienfeld Street, Suite 1100

Midland, TX 79701

Fax: 432.686.1563

Tel.: 432.686.8914

Purchaser Signature Pages

GCA STRATEGIC INVESTMENT FUND LIMITED,

a Bermuda corporation

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

Address:

227 King Street

Frederiksted, St. Croix, USVI 00840

Attn: Lewis N. Lester

Fax: 340-719-3974

Tel.: 340-772-7772

GCA STRATEGIC INVESTMENT FUND LIMITED

By:	/s/ LEWIS LESTER

Name:	Lewis Lester
Title:	Director

Purchaser Signature Pages

/s/ PAUL L. MORRIS

Paul L. Morris

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☒ a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐ a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☐ a director or executive officer of the Company.

Address:

300 N. Marienfeld Street, Suite 1100

Midland, TX 79701

Fax: 432.686.1563

Tel.: 432.686.8914

Purchaser Signature Pages

U.S. TECHNOLOGY INVESTORS, LLC

a Delaware limited liability company

(check applicable box to specify nature of representation and warranty contained in Section 5.4):

☐ a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☐ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

Address:

2626 Cole Avenue, Suite 610

Dallas, Texas 75204

Fax: 214-880-0005

Tel.: 214-880-0400

U.S. TECHNOLOGY INVESTORS, LLC

By:

Rex Canon
its Authorized Representative

Additional Purchaser Signature Page

LIST OF EXHIBITS

Exhibit A - Form of Irrevocable Instruction Letter

Exhibit B - Form of Registration Rights Agreement

Exhibit C - Consent and Waiver

List of Exhibits

SCHEDULE I

to Subscription and Securities Purchase Agreement

Purchaser	Number of Shares of Common Stock to be Purchased	Aggregate Common Stock Purchase Price	Non-Cash Consideration	Closing Date
B/K Venture Capital, LLP (1)	8,455,768	$650,000	N/A	February 26, 2004
B/K Venture Capital, LLP	2,601,775	$200,000	N/A	March 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	N/A	April 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	N/A	May 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	N/A	June 25, 2004
B/K Venture Capital, LLP	936,639	$72,000	N/A	July 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	N/A	August 26, 2004
B/K Venture Capital, LLP	936,639	$72,000	N/A	September 24, 2004
B/K Venture Capital, LLP	923,631	$71,000	N/A	October 26, 2004
B/K Venture Capital, LLP	931,630	$71,615	N/A	November 26, 2004
Sandera Partners, L.P. (2)	4,813,284	$370,000	N/A	February 26, 2004
Sandera Partners, L.P.	1,092,746	$84,000	N/A	March 26, 2004
Sandera Partners, L.P.	521,981	$40,125	N/A	April 26, 2004
Sandera Partners, L.P.	521,981	$40,125	N/A	May 26, 2004
Sandera Partners, L.P.	521,981	$40,125	N/A	June 25, 2004
Sandera Partners, L.P.	521,981	$40,125	N/A	July 26, 2004

Schedule I

1

Purchaser	Number of Shares of Common Stock to be Purchased	Aggregate Common Stock Purchase Price	Non-Cash Consideration	Closing Date

Sandera Partners, L.P.	521,981	$40,125	N/A	August 26, 2004

Sandera Partners, L.P.	521,981	$40,125	N/A	September 24, 2004

Sandera Partners, L.P.	521,981	$40,125	N/A	October 26, 2004

Sandera Partners, L.P.	521,981	$40,125	N/A	November 26, 2004

Agincourt, L.P. (1)	N/A	N/A	Agincourt L.P. holds Note No. 007 dated January 19, 2004 in original principal amount $49,615 and of Notes Warrant dated January 19, 2004 exercisable for 248,075 shares of Common Stock. At the request of Agincourt, L.P., and in consideration of the conversion of such Notes Warrant as provided in the Agreement, Agincourt, L.P. will be repaid the original principal amount of such Note on the Initial Closing Date and the amount of the investment by B/K Venture Capital, LLP will increase by the same amount.	February 26, 2004

G. C. Beachum III	174,853	$13,441	Conversion of Note No. 005 dated December 15, 2003 in original principal amount $13,441 and of Notes Warrant dated December 15, 2003 exercisable for 67,205 shares of Common Stock (as adjusted for Reverse Stock Split)	February 26, 2004

Jack E. Brown	733,831	$56,410	Conversion of Note No. 003 dated December 15, 2003 in original principal amount $56,410 and of Notes Warrant dated December 15, 2003 exercisable for 282,050 shares of Common Stock (as adjusted for Reverse Stock Split)	February 26, 2004

W. Robert Dyer, Jr.	325,222	$25,000	N/A	February 26, 2004

Schedule I

2

Purchaser	Number of Shares of Common Stock to be Purchased	Aggregate Common Stock Purchase Price	Non-Cash Consideration	Closing Date

GCA Strategic Investment Fund Limited	8,695,951	$668,463	Conversion of Note No. 006 dated January 15, 2004 in original principal amount $668,463 and of Notes Warrant dated January 15, 2004 exercisable for 3,342,315 shares of Common Stock	February 26, 2004

Paul Morris	260,178	$20,000	Conversion of Note No. 002 dated December 15, 2003 in original principal amount $20,000 and of Notes Warrant dated December 15, 2003 exercisable for 100,000 shares of Common Stock (as adjusted for Reverse Stock Split)	February 26, 2004

U.S. Technology Investors, LLC (3)	571,090	$43,900	Conversion of Note No. 001 dated December 15, 2003 in original principal amount $43,900 and of Notes Warrant dated December 15, 2003 exercisable for 219,500 shares of Common Stock (as adjusted for Reverse Stock Split)	February 26, 2004

Totals	39,375,641	$3,026,829	$802,214 in aggregate original principal amount of Notes

(1)	For B/K Venture Capital, LLP, the aggregate number of shares of Common Stock to be purchased is 18,532,638 for aggregate Purchase Price of $1,424,615.

(2)	For Sandera Partners, L.P., the aggregate number of shares of Common Stock to be purchased is 10,081,878 for aggregate Purchase Price of $775,000.

Schedule I

3

(3)	The parties hereto acknowledge that U.S. Technology Investors, LLC is not an original signatory to this Agreement. The Purchasers agree that U.S. Technology Investors, LLC shall be entitled to become a Purchaser hereunder, and be issued the number of shares of Common Stock set forth above for the indicated non-cash consideration, by executing, within ten days of the Initial Closing Date, an Additional Purchaser Signature Page to this Agreement and an appropriate Additional Purchaser Signature Page with respect to the Registration Rights Agreement.

Schedule I

4

SCHEDULE II

to Subscription and Securities Purchase Agreement

Offering Materials—Non-Public Information

1.	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Axtive Corporation, date as of and filed on December 23, 2003.

2.	“February 2004 Business Update” pro forma information (February 17, 2004).

3.	Cash flow analysis in Excel spreadsheet, file name “120 Days Cash Flow,” outlining the critical cash situation the Company faces (updated as of February 24, 2004), together with detailed information regarding settlements and or disputes reflected in the cash flow analysis.

4.	Memorandum of Terms for the Purchase of Securities of Axtive Corporation, Common Stock (CS04), February 19, 2004.

5.	Capitalization analysis and pro forma capitalization in Excel spreadsheet, file name “CS04 Analysis 021704a,” containing the analysis of the terms and conditions and resultant capital structure (updated as of February 24, 2004)

6.	Supplemental Information, dated February 24, 2004.

Schedule II

EXHIBIT A

FORM OF IRREVOCABLE INSTRUCTION LETTER

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF CONSENT AND WAIVER